Alico, Inc. Announces Dividend and Real Estate Marketing Initiative

LaBelle, FL, August 4, 2009 — Alico, Inc. (NASDAQ: ALCO), a land management company, announced that at its Board of Directors meeting on July 31, 2009, the Board declared a dividend in the amount of $0.1375 per share to be paid to shareholders of record as of October 31, 2009 with payment expected on or about November 15, 2009.

The Board also directed Management and the Board’s Real Estate Committee to begin a search process for parties interested in purchasing or leasing portions of the Corporation's real estate assets including but not limited to parts of its ranch properties in Hendry County currently devoted to its cattle operations. The purpose of the strategy is to redeploy those assets into properties with higher current returns.

John R Alexander, Chairman, stated, "The Board continues to actively investigate alternatives to increase returns, diversify operations and improve the Company’s balance sheet.  We are pleased to be able to pay our shareholders this sixteenth consecutive quarterly dividend; however, future dividends will be determined by the Company’s financial performance and expectations of economic conditions.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steven M. Smith
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.